Exhibit 99.1

NEWS RELEASE

Rambus Appoints Emiko Higashi to Its Board of Directors

Industry veteran brings extensive experience in high-tech investment banking and finance for global semiconductor companies

SUNNYVALE, Calif. – June 5, 2017 – Rambus Inc. (NASDAQ: RMBS) today announced the appointment of Ms. Emiko Higashi as a director to its Board, effective immediately. Ms. Higashi is an industry veteran with broad experience in technology-focused investment banking and finance, along with a comprehensive understanding of business and finance for large global semiconductor companies. She is the founder and managing director of Tomon Partners, LLC, a strategy and mergers and acquisitions (M&A) advisory firm based in San Francisco serving technology and healthcare companies.

“We are pleased to welcome Emiko to our Board,” said Mr. Eric Stang, Chairman of the Board at Rambus. “Ms. Higashi brings extensive experience in business development, M&A and finance for global semiconductor companies along with strong leadership and an entrepreneurial spirit that will help Rambus transition from an IP to a product-based company.”

“Rambus is moving beyond its traditional DRAM market with strong technologies and innovation,” said Higashi. “I look forward to helping guide the future of this organization as it continues its evolution to becoming a product and service company.”

In addition to being the managing director of Tomon Partners, Ms. Higashi also serves on the boards of KLA-Tenchor, MetLife Insurance K.K., a subsidiary of MetLife, Inc., Takeda Pharmaceutical Company Ltd. and Zeptor. Ms. Higashi is also a senior advisor to several private consulting firms. Prior to Tomon Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm. Other executive and management roles include various roles with investment banks, including Lehman Brothers, being a founding member of Wasserstein Parella and the technology head for their M&A business, and a managing director in charge of Merrill Lynch’s global technology M&A practice. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan. She holds an MBA from Harvard Business School and a BA from International Christian University in Tokyo.

About Rambus Inc.

Rambus creates innovative hardware and software technologies, driving advancements from the data center to the mobile edge. Our chips, customizable IP cores, architecture licenses, tools, software, services, training and innovations improve the competitive advantage of our customers. We collaborate with the industry, partnering with leading ASIC and SoC designers, foundries, IP developers, EDA companies and validation labs. Our products are integrated into tens of billions of devices and systems, powering and securing diverse applications, including Big Data, Internet of Things (IoT), mobile payments, and smart ticketing. At Rambus, we are makers of better. For more information, visit rambus.com.

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Press Contact:

Kendra De Berti

Rambus

Senior Director, Solutions Marketing

(408) 462-8478

krhea@rambus.com